Exhibit (a)(40)

Welcome to Issue #5 of The Buzz Special Edition! Want to know more about what happened during the Strategy and Integration kickoff meeting that occurred last week? Read on for more details.

Overall, the meetings were amazingly positive. We now have a clear understanding of how we fit into NCR’s strategic plan and how important Radiant is to helping NCR meet their long-term growth aspirations. We were able to get to know the NCR team both personally and professionally and begin planning our integration programs for the coming months. Here’s a team-by-team rundown:

Sales Team - Led by Kim Eaton & Peter Leav (NCR, Sr VP - Sales) with Jeff Hughes, Scott Kingsfield, Paul Langenbahn and Mark Schoen also heavily involved.

This team has an emphasis on growth and revenue opportunities. The sales team came away from the meeting with a clear mission in mind - To build a strategy roadmap to make Radiant a $1 billion business within NCR. As the team learned more about each other’s business, many opportunities to drive sales growth emerged. The most obvious growth area is to expand our products and services globally, into emerging markets, like Russia, and further growing into existing markets where NCR’s presence is currently greater than ours.

There are also additional areas of opportunity. NCR has a Consumables business that sells receipt paper and other consumable products to their customers. This line of business generates $400M annually in revenue at NCR (by comparison, Radiant’s entire revenue for 2010 was $355M). We see tremendous opportunity in selling their consumable products to our existing customers. Another area that was very exciting is NCR’s Managed Services, which provides outsourced IT services to customers all over the world. Many of our customers and partners have expressed interest in this type of service in the past. Now, with NCR, we will be able to provide those services to our customers. These are just a few of the many opportunities for driving revenue growth in our combined company.

People Team - Led by Keith Hicks and Andrea Ledford (NCR, Sr VP - HR).

This team is focused on managing all people aspects of the integration which includes transitioning all Radiant employees to NCR HR practices (eg compensation, benefits, policies, etc) as well as helping to define the future integrated workforce. The team is targeting to transition all Radiant employees to NCR compensation and benefit programs on January 1, 2012. As a reminder, our promise is that when we transition to NCR programs, Radiant employees will have substantially the same level of compensation & benefits as they have today. What this means is that although NCR programs may not always be the same as Radiant’s, taken in aggregate, you will be kept substantially whole. We know the details of these programs and policies are important to you. We will communicate more about the specifics in the coming months.

The second major responsibility of the People Team is to help define the future integrated workforce. For example, this includes defining what the future Accounting & Finance team looks like in the combined company (along with all the other central support teams). Our goal is to have this defined no later than the end of September so that everyone understands how their role will be integrated into the new structure.

Marketing & Communications Team - Led by Kim Eaton and Janet Brewer (NCR, VP - Communications).

This team is focused on understanding and creating the organizational structure to drive our combined marketing and communications activities across the combined company. This includes every aspect of marketing including PR, advertising, trade show and event management, lead generation, branding, internal and external communications. One of the key issues this team will address immediately is our branding approach: How will we use Radiant and our other product brands along with NCR? This is a very complex issue that impacts all of our stakeholders - customers, partners, employees. We will keep you posted as the team uncovers the best answer.

Infrastructure and General & Administrative Team - Led by Mark Haidet and Andrea Ledford (NCR, Sr VP - HR).

The Infrastructure Team is comprised of the central IT, accounting, finance, business center and legal teams. These teams have been meeting for a couple of weeks in each respective area to plan for day one integration, the first 100 days of integration, and the first year of integration. The guiding principles for the Infrastructure Team are to:

1) Continue to support the Radiant business with no disruption

2) Determine the best way to support the Radiant business while aligning to NCR’s capabilities and goals

3) Identify synergies that can be leveraged post-close.

Most of the detailed planning has been focused on day one and the first 100 days. For example, the IT organizations are focused on providing each Radiant employee an NCR email address and access to key NCR systems on day one. The accounting & finance teams are working to perform the close for the transaction and determine the process for the monthly and quarterly closes. The legal teams are focused on executing the actual close and addressing a number of items that are required to ensure normal operations post close.

The plans for the first 100 days and the first year will be communicated in more detail after the close. The communication will include milestones, timelines and other details that will help employees better understand how their role will be affected.

Engineering, Supply Chain, Manufacturing & Field Services Team - Led by Carlyle Taylor and John Bruno (NCR, EVP - Industry Solutions), Peter Dorsman (NCR, Sr VP - Operations) and Chris Askew (NCR, Sr VP - Services). These teams are focused on developing action plans that reinforce customer retention and quality. In addition, the teams have spent a good portion of their energy on identifying opportunities where both NCR and Radiant teams will benefit from the integration. The teams have identified three key areas where opportunities may exist.

1) Supply Chain - Where suppliers are the same between the companies, the combined NCR and Radiant business may be able to get better pricing post-close.

2) Manufacturing - Although NCR does not currently manufacture and stage POS equipment in the same physical space, it is something the NCR team sees value in and had already been exploring as an option. This is another area where Radiant’s approach can add value to the NCR business.

3) Field Services - Currently, NCR offers both on-site HW repair services and return & refurbish services to their customers globally. Post-close, Radiant will be able to offer our customers on-site repair services in every country of the world. This is not something Radiant has been able to offer to our customer base to date, but believe it can be a competitive advantage for our business in the future.

We hope this has given you some insight and helped answer some questions regarding the strategy and integration efforts. Yet we know you have more questions! And our commitment is to give you answers as soon as we have them. Stay tuned for more.

Reach out to us.

We want to do everything we can to make this transition as seamless as possible for our team. If you have questions or concerns at any time about the NCR/Radiant acquisition, please email accelerate@radiantsystems.com. Please also feel free to reach out to your manager or a member of the leadership team if you have questions or concerns that you would like to discuss.

Stay tuned.

In the next issue of Buzz, we will update you on the timing of the close and announce the town-hall meeting schedule where you will have a chance to hear from Bill Nuti and other NCR leaders.

This newsletter is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made pursuant to a Tender Offer Statement on Schedule TO, containing an offer to purchase, a form of letter of transmittal and related tender offer documents, filed by NCR Corporation with the Securities and Exchange Commission (the “SEC”) on July 25, 2011. The Company filed a Solicitation/Recommendation Statement on Schedule 14D-9 relating to the tender offer with the SEC on July 25, 2011. These documents, as amended from time to time, contain important information about the tender offer and shareholders of the Company are urged to read them carefully before any decision is made with respect to the tender offer. The tender offer materials are available at no charge on the SEC’s website at www.sec.gov. A copy of the tender offer materials are available free of charge to all stockholders of the Company at www.radiantsystems.com or by contacting Radiant Systems, Inc. at 3925 Brookside Parkway, Alpharetta, GA 30022, Attn: Investor Relations Director, (770) 576-6000.